Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 Nos. 333-224992 and 333-230038) pertaining to the Pluralsight, Inc. 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Pluralsight, Inc., and the 2017 Equity Incentive Plan of Pluralsight Holdings, and

(2)	Registration Statement (Form S-8 No. 333-231339) pertaining to the 2015 Equity Incentive Plan and the 2018 Equity Incentive Plan of GitPrime, Inc.

of our report dated July 2, 2019, with respect to the financial statements of GitPrime, Inc. included in this Current Report on Form 8-K/A of Pluralsight, Inc.

/s/ WSRP, LLC
Salt Lake City, Utah
July 18, 2019